Exhibit 3.1

RESTATED CERTIFICATE OF TRUST

OF

iSHARES DOW JONES-UBS ROLL SELECT COMMODITY INDEX TRUST

THIS RESTATED CERTIFICATE OF TRUST of iShares Dow Jones-UBS Roll Select Commodity Index Trust (the “Trust”), is being duly executed and filed by the undersigned, as trustees, to amend and restate under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.), the Certificate of Trust of the Trust, which was originally filed on December 7, 2011. The Certificate of Trust is hereby amended and restated in its entirety as follows:

1.	The name of the statutory trust is iSHARES COMMODITY OPTIMIZED TRUST.

2.	The name and address of the trustee of the Trust with a principal place of business in the State of Delaware are as follows:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

3.	This Restated Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustees have executed this Restated Certificate of Trust in accordance with § 3811 of the Delaware Statutory Trust Act.

BLACKROCK INSTITUTIONAL TRUST COMPANY, N.A., not in its individual capacity but solely as trustee

By:	/s/ Edward Baer
Name:	Edward Baer
Title:	Managing Director

WILMINGTON TRUST, NATIONAL ASSOCIATION not in its individual capacity but solely as trustee

By:	/s/ Dorri Costello
Name:	Dorri Costello
Title:	Assistant Vice President